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                                                               Exhibit 23.2






                        Consent of Independent Auditors




We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-00000) dated March 28, 1995 pertaining to the Metropolitan Financial Corporation Employee Stock Purchase Plan and the Edina Realty, Inc. Sales Associate Stock Purchase Plan as assumed by First Bank System, Inc. of our report dated January 24, 1995, with respect to the consolidated financial statements of First Bank System, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1994 and our report dated January 24, 1995 with respect to the supplemental consolidated financial statements of First Bank System, Inc. included in its Current Report on Form 8-K dated March 3, 1995, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP


Minneapolis, Minnesota
March 28, 1995